Exhibit 10.7

REVOLVING NOTE

Date: December 8, 2005	Amount: $5,000,000.00	Maturity Date: March 8, 2006

Bank:	Borrower:

Bank of America, N.A.	Private Business, Inc.
Banking Center:	9010 Overlook Boulevard
Brentwood, TN 37027
Attn: Brian Sallee
414 Union Street
Nashville, TN 37239

          FOR VALUE RECEIVED, the undersigned Borrower unconditionally promises to pay to the order of Bank, its successors and assigns, without setoff, at Bank’s offices identified above, or at any other place Bank designates, the principal amount of Five Million and No/100 Dollars ($5,000,000.00), or so much thereof as may be advanced from time to time, in immediately available funds, together with interest computed daily on the outstanding principal balance at an annual interest rate, and in accordance with the payment schedule, indicated below. This Note is delivered pursuant to that Credit Agreement dated January 19, 2004, as amended by the First Amendment to Credit Agreement between Borrower, Bank and the Guarantors (collectively, the “Credit Agreement”), the First Amendment being executed contemporaneously herewith.  Capitalized terms not defined herein shall have the meaning contained in the Credit Agreement.

          1.          Rate.  Interest shall accrue as set forth in the Credit Agreement.

          Notwithstanding any provision of this Note, Bank does not intend to charge and Borrower shall not be required to pay any amount of interest or other charges that exceed the maximum permitted by applicable law. Any payment in excess of that maximum amount will be refunded to Borrower or credited against principal, at Bank’s option.

          2.          Accrual Method.  Unless otherwise indicated, interest at the Rate set forth above will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).

          3.          Rate Change Date.  The Rate is a fluctuating index or base rate, as described in the Credit Agreement, and will change each time and as of the date that the index or base rate changes, as described in the Credit Agreement.  In the event the index or fluctuating rate is discontinued, Bank shall substitute an index determined by Bank to be comparable, in its sole discretion.

          4.          Note Term and Payment Schedule.  Principal is due and payable as set forth in the Credit Agreement. All outstanding principal plus accrued and unpaid interest shall be due and payable on March 8, 2006 (the “Maturity Date”).  Total or partial prepayments may be made at any time, subject to any Breakage Costs as set forth in the Credit Agreement.  If an Event of Default exists under the Credit Agreement, Bank may demand payment of the balance outstanding under this Note in full immediately.

          All payments will be applied first to any expense or charge due under this Note or any other documents executed in connection with this Note, then to interest due and payable; and then to principal, or in such other order as Bank determines, at its option.

          5.          Revolving Feature.  Except as limited in this Section and in the Credit Agreement, Borrower may borrow, repay and reborrow under this Note at any time, up to the principal amount of this Note, provided that Borrower is not in default under this Note or any other Loan Document, and provided that the borrowings hereunder do not exceed any applicable other borrowing limitations. Bank shall incur no liability for refusing to advance funds based on its determination that any conditions of future advances have not been met. Bank records of the amounts borrowed from time to time shall be conclusive proof of those borrowings.

          6.          Waivers, Consents and Covenants.  Borrower, and any endorser or any other party to this Note (“Obligor”), jointly and severally: (a) waive presentment, demand, protest, and any notice required to be given under the law in connection with the delivery, acceptance, performance, default or enforcement of this Note; (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any provisions of the Note or the Loan Documents, or Bank’s release or discharge of any such party, or release, substitution or exchange of any security for the payment of this Note, or Bank’s failure to act, or any indulgence shown by Bank and agree that no such action, failure to act or failure to exercise any right or remedy by Bank shall in any way affect the obligations of any such party or be construed as a waiver by Bank of, or otherwise affect, any of Bank’s rights under this Note, or under any of the Loan Documents; and (c) agree to pay, on demand, all costs and expenses of collection or defense of this and/or the enforcement or defense of Bank’s rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorneys’ fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by an arbitrator or court as appropriate.

          7.          Delinquency Charge.  To the extent permitted by law, Bank may impose a delinquency charge of up to four percent (4%) of any payment that is more than fifteen days late.

          8.          Events of Default.  The following are events of default under this Note: an Event of Default under the Credit Agreement.

          9.          Remedies upon Default.  Whenever there is an Event of Default under this Note (a) the entire balance outstanding under this Note and all other obligations of any Obligor to Bank shall, at the option of Bank, become immediately due and payable and any obligation of Bank to permit further borrowing under this Note shall immediately cease and terminate, and/or (b), to the extent permitted by law, the rate of interest on the unpaid principal shall be increased at Bank’s discretion up to the Default Rate. Imposition of a Default Rate shall not extend the time for any payment on this Note. At Bank’s option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of this Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Whenever there is a default under this Note, Bank is authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (and against any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor), which come into the possession or custody or under the control of Bank or any of its agents, affiliates or correspondents, any and all obligations due under this Note. Additionally, Bank shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

          10.          Non-Waiver.  Bank’s failure to exercise any option or any other right under this Note is not a waiver of that right or option, and will not bar Bank’s exercise of any options or rights at a later date. All rights and remedies of Bank are cumulative and may be pursued singly, successively or together, at Bank’s option. Bank’s acceptance of any partial payment is not a waiver of any default or of any of Bank’s rights under this Note. Any waiver of Bank’s rights and any modification of this Note must be in writing and duly signed on behalf of Bank; any such waiver shall apply only to the specific instance involved, and will not impair the rights of Bank or the obligations of Borrower to Bank in any other respect or at any other time.

          11.          Applicable Law.  This Note and the rights and obligations of Borrower and Bank shall be governed by and interpreted under the law of the State of Tennessee.

          12.          Partial Invalidity.  The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note and the invalidity or unenforceability of any provision of this Note to any person or circumstance shall not affect the enforceability or validity of such provision to any other persons or circumstances.

          13.          Binding Effect.  This Note shall be binding upon and inure to the benefit of Borrower, Obligors and Bank and their respective successors, assigns, heirs and personal representatives, but no obligations of Borrower or Obligor hereunder can be assigned without prior written consent of Bank.

          14.          Controlling Document.  To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with that issue.

          15.          Arbitration and Waiver of Jury Trial.

                              (a)          This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”).  For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

                              (b)          At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.  The arbitration will take place on an individual basis without resort to any form of class action.

                              (c)          Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph.  In the event of any inconsistency, the terms of this paragraph shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, any party to this agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

                              (d)          The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

                              (e)          The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

                              (f)          This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                              (g)          The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

                              (h)          By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This provision is a material inducement for the parties entering into this agreement.

          16.          Renewal and Substitution.  This Revolving Note is given in renewal of and in substitution for that certain Revolving Note, dated January 20, 2004, in the original principal amount of $6,000,000.  This Revolving Note does not constitute payment or satisfaction of the original Revolving Note or of the Term Note, dated January 20, 2004, but is given in renewal of and in substitution for the Term Note, in the original principal amount of $5,000,000.  This Revolving Note does not constitute payment or satisfaction of the original Revolving Note, dated January 20, 2004, nor of the original Term Note, dated January 20, 2004.  A portion of the proceeds of this Note are being used to pay off the outstanding amount of the Term Note.

          Borrower represents to Bank that the proceeds of this loan are to be used primarily for business, commercial or agricultural purposes. Borrower acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note and hereby executes this Note under seal as of the date here above written.

          NOTICE OF FINAL AGREEMENT. THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

PRIVATE BUSINESS, INC., a Tennessee corporation

By:	/s/ Henry M. Baroco

Name:	Henry M. Baroco
Title:	CEO